SHARE EXCHANGE AGREEMENT

THIS AGREEMENT is made effective as of the 29 day of October, 2007.

AMONG:

AUTO PHOTO TECHNOLOGIES INC., (aka: Raven Biofuels International Corporation) a Nevada corporation,

having a principal address at #6 – 260 East Esplanade

North Vancouver, British Columbia, Canada V7L 1A3

(“PubCo”)

AND:

RAVEN BIOFUELS INTERNATIONAL CORPORATION,

a Delaware corporation, having a principal address at

2818 Robinhood Street, Houston, Texas, USA 77005

(“RAVEN”)

AND:

THE UNDERSIGNED SHAREHOLDERS OF RAVEN AS LISTED ON SCHEDULE A ATTACHED HERETO

(the “Selling Shareholders”)

AND:

IAN S. GRANT, an individual residing at 3992 Sunnycrest Drive

North Vancouver, British Columbia, Canada V7R 3C9

(“Grant”)

W I T N E S S E T H:

WHEREAS, the Selling Shareholders are the registered and beneficial owners of all the issued and outstanding capital stock of RAVEN;

WHEREAS, the Selling Shareholders have agreed to transfer to PubCo and PubCo has agreed to acquire from the Selling Shareholders, all of the issued and outstanding capital stock of RAVEN in exchange for 14,000,000 shares of common stock of PubCo, pursuant to the terms and conditions of this Agreement;

WHEREAS, upon the Closing, RAVEN will become a wholly-owned subsidiary of PubCo;

WHEREAS, within fifteen days of the execution of this Agreement, PubCo shall sell shares of PubCo Common Stock on a best efforts basis, in accordance with Section 4(2) of the Securities Act of 1933, as amended, pursuant to initiating and closing a private offering of same (the “Private Placement”) to investors with aggregate proceeds to be received in an amount not less than $ 2,500,000.00 with the Selling Shareholders and such Pubco shareholders collectively controlling PubCo immediately after all such sales of Pubco Common Stock in a transaction intending to be tax-free pursuant to Section 351 of the Code. The entire proceeds from the Private Placement shall be escrowed with PubCo’s legal counsel. Amounts received in escrow above $1,625,000.00 and until the entire $2,500,000.00 is fully escrowed, in other words a maximum of $875,000.00, shall be transferred to repay the Convertible Loan Agreement listed in Schedule F, if so required under the Convertible Loan Agreement immediately upon closing.

WHEREAS, the Subscription Proceeds from the Private Placement mentioned above shall be deposited pursuant to an escrow agreement, the terms of which shall be reasonably acceptable to PubCo and RAVEN.

WHEREAS, PubCo shall have no more than 38.5 million shares issued and outstanding on the Closing Date,

WHEREAS, upon the Closing, the sole PubCo director and officer immediately prior to his resignation will appoint five new directors of PubCo, such directors subject to Selling Shareholder approval three of whom will be designated by the Selling Shareholders.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

1.	DEFINITIONS
1.1	Definitions. The following terms have the following meanings, unless the context indicates otherwise:
(a)	“Accredited Investor” shall mean accredited investor as defined in Rule 501 of Regulation D of the Securities Act.
(b)

“Affiliate” shall mean any other entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another entity. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

(c)	“Agreement” shall mean this Agreement, and all the exhibits, schedules and other documents attached to or referred to in this Agreement;
(d)

“Closing” shall mean the completion of the Transaction, in accordance with Section 7 hereof, at which time the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time;

(e)

“Closing Date” shall mean a date mutually satisfactory to the Selling Shareholders and PubCo which is no later than the fifth business day following the satisfaction or waiver by PubCo and RAVEN of the conditions set out in Sections 5.1 and 5.2 respectively (other than those conditions which require the delivery of documents or the taking of any action at the Closing);

(f)	“Closing Documents” shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;
(g)	“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended;
(h)	“GAAP” shall mean United States generally accepted accounting principles applied in a manner consistent with prior periods;
(i)

“Grant Shares” shall mean the 666,667 pre-split shares of PubCo Common Stock beneficially owned by Grant, to be returned to PubCo and cancelled pursuant to the terms hereof on or prior to Closing, free and clear of any liens or other encumbrances;

(j)

“India Joint Venture Milestone” shall be the moment that construction commences for a completely engineered, fully compliant with all licenses and fully funded plant of a minimum yearly output of 15m gallons of ethanol and derivative products. This plant must use the same technology for which Raven has obtained the license from Pure Technologies. The planning of the plant should be realistic and the plant should be operational within 18 months of the start of the construction, barring any commercially accepted completion delays.

(k)

“Private Placement” shall mean a private placement between PubCo and private investors on a best efforts basis, to be initiated and closed within fifteen days of the execution of this Agreement and on terms substantially as set out in Schedule B, whereby PubCo will issue the Private Placement Shares in consideration for the Subscription Proceeds, which Subscription Proceeds shall have been deposited pursuant to an escrow agreement, the terms of which shall be reasonably acceptable to PubCo and RAVEN, and which offering shall be exempt from registration pursuant to Section 4(2) of the Securities Act;

(l)	“Private Placement Shares” shall mean shares of PubCo Common Stock to be issued in connection with the Subscription Proceeds;

(m)

“PubCo Shares” shall mean the 14,000,000 fully paid and non-assessable shares of PubCo Common Stock to be issued to the Selling Shareholders by PubCo on the Closing Date, calculated in accordance with Schedule A;

(n)	“RAVEN Shares” shall mean an aggregate of 1,000 shares of RAVEN Common Stock, beneficially owned, directly or indirectly, by the Selling Shareholders;
(o)	“SEC” shall mean the United States Securities and Exchange Commission;
(p)	“Securities Act” shall mean the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;
(q)	“Subscription Proceeds” shall mean the net proceeds in an amount not less than

$2,500,000.00 payable to PubCo in consideration for the Private Placement Shares, which proceeds shall have been deposited pursuant to an escrow agreement, the terms of which shall be reasonably acceptable to PubCo and RAVEN;

(r)

“Taxes” shall include international, federal, state, provincial and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments; and

(s)

“Transaction” shall mean the sale of the RAVEN Shares to PubCo by the Selling Shareholders in exchange for the PubCo Shares 14,000,000 of the then issued and outstanding PubCo Shares pursuant to the terms and conditions of this Agreement.

1.2	Schedules. The following schedules are attached to and form part of this Agreement:

Schedule A	–	Selling Shareholders
Schedule B	–	Private Placement
Schedule C	–	Certificate of U.S. Shareholder
Schedule D	–	Directors and Officers of RAVEN
Schedule E	–	Directors and Officers of PubCo
Schedule F	–	RAVEN Leases, Subleases, Claims, Capital Expenditures, Taxes and Other Property Interests
Schedule G	–	RAVEN Intellectual Property
Schedule H	–	RAVEN Material Contracts
1.3	Currency. All dollar amounts referred to in this Agreement are in United States dollars, unless expressly stated otherwise.

2.	THE SHARE EXCHANGE; GRANT TRANSACTION AND PRIVATE PLACEMENT
2.1

Offer, Purchase and Sale of RAVEN Shares. Subject to the terms and conditions of this Agreement at the Closing, the Selling Shareholders shall assign, transfer, convey and deliver to PubCo, all of the RAVEN Shares held by the Selling Shareholders as of the Closing Date.

2.2

Share Exchange. The exchange of the RAVEN Shares shall be effected by the issuance to such Selling Shareholders of the number of shares of PubCo Shares set out opposite each Selling Shareholder’s name on Schedule A and with 14,000,000 of such shares to be issued to Selling Shareholders per Schedule A upon the opening of business on the Closing Date and 6,000,000 of such shares to be held in escrow and released upon the attainment of the India Joint Venture Milestone.

2.3

Purchase Price and Consideration. The purchase price in consideration of the sale of all the Raven Shares shall be the PubCo Shares which shall constitute all of the consideration to be paid in connection with the Transaction contemplated in this Agreement.

2.4

Restricted Securities. Each Selling Shareholder understands that the PubCo Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Selling Shareholder pursuant hereto, the PubCo Shares would be acquired in a transaction not involving a public offering. Each Selling Shareholder acknowledges that the PubCo Shares issued pursuant to the terms and conditions set forth in this Agreement will have such hold periods as are required under applicable securities laws and as a result may not be sold, transferred or otherwise disposed, except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in each case only in accordance with all applicable securities law.

2.5

Share Certificates. All certificates representing the PubCo Shares issued on Closing will be endorsed with the following legend pursuant to the Securities Act in order to reflect the fact that the PubCo Shares will be issued to the Selling Shareholders pursuant to a safe harbor from the registration requirements of the Securities Act:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT

AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

2.6

Share Exchange Procedure. Each Selling Shareholder will exchange his certificate representing the RAVEN Shares by delivering such certificate to PubCo duly executed and endorsed in blank (or accompanied by duly executed stock powers duly endorsed in blank), in each case in proper form for transfer, with signatures guaranteed, and, if applicable, with all stock transfer and any other required documentary stamps affixed thereto and with appropriate instructions to allow the transfer agent to issue certificates for the PubCo Shares to the holder thereof.

2.7

Cancellation of Grant Shares. At or prior to the closing of the Grant Transaction, Grant shall have delivered to PubCo for cancellation the Grant Shares, free and clear of any liens or any other encumbrances.

2.8

Sale of Operating Subsidiary. Prior to the Closing, Grant shall have purchased from PubCo on terms reasonably acceptable to Selling Shareholders all of the issued and outstanding stock of Auto Photo Kiosk Gmbh, PubCo’s operating subsidiary (“PubCo’s Operating Subsidiary”) owned by PubCo (constituting approximately 80% of the outstanding stock of PubCo Operating Subsidiary), in exchange for the return and cancellation of all Grant Shares held by him (the “Grant Transaction”).

2.9

Private Placement. Within fifteen days of the execution of this Agreement, PubCo shall, on a best efforts basis, offer and close on a sale of shares of PubCo Common Stock, in accordance with Section 4(2) of the Securities Act, in a private offering to investors with aggregate proceeds to be received in an amount not less than $ 2,500,000.00, which Subscription Proceeds shall have been deposited pursuant to an escrow agreement, the terms of which shall be reasonably acceptable to PubCo and RAVEN. All amounts received in the escrow account above $1,625,000.00 and until $2,500,000.00 shall be transferred to repay the Convertible Loan Agreement listed in Schedule, if so required under the Convertible Loan Agreement immediately upon closing.

2.10

Fractional Shares. Notwithstanding any other provision of this Agreement, no certificate for fractional shares of the PubCo Shares will be issued in the Transaction. In lieu of any such fractional shares, if any of the Selling Shareholders would otherwise be entitled to receive a fraction of a share of the PubCo Shares upon surrender of certificates representing the RAVEN Shares for exchange pursuant to this Agreement, the Selling Shareholders will be entitled to receive from PubCo a stock certificate representing the nearest whole number of PubCo Shares.

2.11

Tax-Free Transaction. For U.S. federal income tax purposes, the Transaction is intended to constitute a tax-free transaction under Sections 351 and/or 368(a)(1)(B) of the Code or such other tax free exemptions that may be available under the Code. If treated as a “reorganization,” the parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. No party has any reason to believe that any conditions exist that might prevent or impede the Transaction from qualifying as a tax-free transaction under Sections 351 and/or 368(a) of the Code or some other available tax free exemption provision under the Code. The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transactions contemplated by this Agreement is not determined to qualify as a tax-free transaction.

2.12

Selling Shareholder Representations and Warranties. Each of the Selling Shareholders, severally and not jointly, hereby represents and warrants to PubCo and RAVEN as follows and acknowledges that each of PubCo and RAVEN is relying on the representations and warranties in entering into this Agreement and in concluding the Transaction contemplated herein:

(a)	Selling Shareholder is the sole registered holder and beneficial owner of such number of shares of RAVEN Shares as set forth on Schedule A;
(b)

Selling Shareholder holds his shares of RAVEN Shares free and clear of all liens, claims and encumbrances, voting agreements, voting trusts, escrow restrictions or other limitations or restrictions of any nature whatsoever;

(c)	Selling Shareholder does not have any interest, legal or beneficial, direct or indirect, in any of the assets or business of RAVEN other than his ownership of the RAVEN Shares;
(d)	Selling Shareholder has the power or in the case of an individual, the capacity, right and authority to enter into this Agreement and to perform their obligations hereunder;
(e)

Selling Shareholder has had adequate opportunity to obtain from representatives of PubCo such information, in addition to the representations set forth in this Agreement, as is necessary to evaluate the merits and risks of the Selling Shareholder’s investment in the PubCo Shares and Selling Shareholder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the PubCo Shares to be issued to the Selling Shareholders pursuant to the terms of this Agreement and to make informed investment decisions with respect to such investment;

(f)	Selling Shareholder is a U.S. Person;
(g)	Selling Shareholder is an Accredited Investor;
(h)	Selling Shareholder is not acquiring the PubCo Shares for the account or benefit of, directly or indirectly, any other U.S. Person; and
(i)

Selling Shareholder is acquiring the PubCo Shares for investment only and not with a view to resale or distribution and, in particular, Selling Shareholder has no intention to distribute either directly or indirectly any of the PubCo Shares in the United States or to U.S. Persons, except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Selling Shareholder understands and agrees that PubCo will refuse to register any transfer of the PubCo Shares not made pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act.

2.13

Grant Representations and Warranties. In addition to those representations and warranties in the transaction documents for the sale of PubCo’s Operating Subsidiary, Grant hereby represents and warrants to PubCo and RAVEN as follows and acknowledges that each of PubCo and RAVEN is relying on the representations and warranties in entering into this Agreement and in concluding the Transaction contemplated herein:

(a)	Grant is the sole registered holder and beneficial owner of the Grant Shares;
(b)	Grant holds the Grant Shares free and clear of all liens, claims and encumbrances, voting agreements, voting trusts, escrow restrictions or other limitations or restrictions of any nature whatsoever;
(c)	Grant does not have any interest, legal or beneficial, direct or indirect, in any of the assets or business of PubCo other than its ownership of the Grant Shares; and
(d)	Grant has the capacity, right and authority to enter into this Agreement and to perform his obligations hereunder.
3.	REPRESENTATIONS AND WARRANTIES OF RAVEN

RAVEN represents and warrants to PubCo, as follows and acknowledges that PubCo is relying upon such representations and warranties, in entering into this Agreement and in concluding the Transaction contemplated herein:

3.1

Organization and Good Standing. RAVEN is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own, lease and to carry on its business in all material respects as is now being conducted. RAVEN is duly qualified to do business and is in good standing as a corporation in each of the jurisdictions in which RAVEN owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a RAVEN Material Adverse Effect.

3.2

Authority. RAVEN has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “RAVEN Documents”) to be executed by RAVEN and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the RAVEN Documents by RAVEN and the consummation of the transactions contemplated hereby have been duly approved and authorized by RAVEN’s board of directors and RAVEN’s Board of Directors has determined to recommend that the Selling Shareholders approve the Transaction. The Selling Shareholders have given their consent to the Transaction. Assuming each agreement and instrument has been duly and validly authorized, executed and delivered by the other parties thereto, this Agreement and the other RAVEN Documents have been delivered by RAVEN and this Agreement, and the other RAVEN Documents are the valid and binding obligations of RAVEN enforceable in accordance with their respective terms except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;
(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and
(c)	as limited by public policy.
3.3

Capitalization of RAVEN. RAVEN’s authorized capital stock consists of 10,000 shares of common stock, par value of $0.01 per share (“RAVEN Common Stock”). As of the date of this Agreement 1,000 shares of RAVEN Common Stock have been issued and are outstanding. All of the issued and outstanding shares of RAVEN Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating RAVEN to issue any additional shares of RAVEN Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from RAVEN any RAVEN Common Stock. There are no agreements purporting to restrict the transfer of RAVEN Common Stock, no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of RAVEN Common Stock.

3.4

Shareholders of RAVEN. Schedule A contains a true and complete list of the holders of all issued and outstanding shares of the RAVEN Common Stock, including each holder’s name, address and number of shares of RAVEN Common Stock held.

3.5	Directors and Officers of RAVEN. The duly elected or appointed directors and the duly appointed officers of RAVEN are as set out in Schedule D.
3.6

Corporate Records of RAVEN. To the best knowledge of RAVEN, the corporate records of RAVEN, as required to be maintained by it pursuant to the Delaware General Corporations Law, are accurate, complete and current in all material respects, and the minute book of RAVEN is, in all material respects, correct and contains all records required by the laws of the state of Delaware, as applicable, in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of RAVEN.

3.7	No Subsidiaries. Except as set forth on Schedule H RAVEN does not have any subsidiaries and does not own, beneficially or of record, any shares of any other corporation.
3.8	Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, will:

(a)

conflict with, result in a breach of or constitute a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of RAVEN under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to RAVEN, or any of its material property or assets;

(b)	violate any provision of the articles or bylaws of RAVEN; or
(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to RAVEN or any of its material property or assets.
3.9

Actions and Proceedings. To the best knowledge of RAVEN, there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting RAVEN or which involves any of the business, or the properties or assets of RAVEN that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, or conditions of RAVEN taken as a whole (a “RAVEN Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a RAVEN Material Adverse Effect.

3.10	Compliance.
(a)

To the best knowledge of RAVEN, RAVEN is in material compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of RAVEN;

(b)

To the best knowledge of RAVEN, RAVEN is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a RAVEN Material Adverse Effect;

(c)

RAVEN has filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of RAVEN, threatened, and none of them will be adversely affected by the consummation of the Transaction; and

(d)	RAVEN has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. RAVEN has not received any notice of any violation thereof, nor is RAVEN aware of any valid basis therefore.

3.11

Filings, Consents and Approvals. No filing with, or authorization or approval of any public or governmental body or authority or other person or entity is necessary to enable the consummation by RAVEN of the Transaction contemplated by this Agreement or to enable PubCo to continue to conduct RAVEN’s business after the Closing Date in a manner which is consistent with that in which the business is presently conducted.

3.12

Financial Representations. The books, records, and accounts of RAVEN are complete and correct in all material respects and have been maintained in accordance with good business and accounting practices. RAVEN has not engaged in any transaction, maintained any bank account, or used any funds of RAVEN, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of RAVEN.

3.13

Absence of Undisclosed Liabilities. Except as disclosed in Schedule F, RAVEN does not have any liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that exceed $5,000, which:

(a)	have not heretofore been paid or discharged;
(b)	did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan except as specifically disclosed in Schedule F; or
(c)	have not been incurred, in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business.

For purposes of this Agreement, including Section 4.13, the term “liabilities” includes, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured.

3.14	Tax Matters.
(a)	As of the date hereof:
(i)

RAVEN has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to RAVEN; and

(ii)	Subject to any alternative final determination at the instance of applicable taxing authorities, all such returns are true and correct in all material respects;

(b)

RAVEN has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof, and has established an adequate reserve therefore on its balance sheets for those Taxes not yet due and payable, except for any Taxes the non-payment of which will not have a RAVEN Material Adverse Effect;

(c)

RAVEN is not presently under and has not received notice of, any contemplated investigation or audit by the Internal Revenue Service or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof; and

(d)	RAVEN has withheld all Taxes, as required by law, and other similar withholding Taxes and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency.
3.15	Absence of Changes. Since the date of the RAVEN Financial Statements, as defined in Section 6.1, and except as set out in Schedule F, RAVEN has not:
(a)

incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice or in connection with this Transaction, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material loss to it or any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties except for ordinary course business transactions consistent with past practice;
(c)

created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of RAVEN to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)

made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)

declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital stock or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital stock;

(f)	suffered any material adverse change in its business, operations, assets, properties, or condition (financial or otherwise);

(g)

received notice or had knowledge of any actual or threatened material labor dispute or claim, termination, resignation, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(h)	made any capital expenditures exceeding in the aggregate $5,000, except such as may be involved in ordinary repair, maintenance or replacement of its assets;
(i)

other than in the ordinary course of business, increase the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(j)	other than this Transaction, entered into any transaction other than in the ordinary course of business consistent with past practice; or
(k)	agreed, whether in writing or orally, to do any of the foregoing.
3.16

Personal Property. RAVEN has good and marketable title to all of its assets as shown on the RAVEN Financial Statements and all other assets reflected in RAVEN’s books and records as being owned by RAVEN free and clear of liens, claims and encumbrances. All such assets are in reasonably good condition (normal wear and tear excepted).

3.17	Intellectual Property
(a)

Intellectual Property Assets. RAVEN owns or has a written license to all intellectual property assets necessary for the operation of the business of RAVEN as it is currently conducted (collectively, the “Intellectual Property Assets”), including:

(i)	the name “Raven Biofuels International”, trading names, registered and unregistered trademarks, service marks, and applications (collectively, the “Marks”);
(ii)	all patents, patent applications, and inventions, methods, processes and discoveries that may be patentable (collectively, the “Patents”);
(iii)	all copyrights in both published works and unpublished works (collectively, the “Copyrights”); and
(iv)

all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by RAVEN as licensee or licensor (collectively, the “Trade Secrets”).

(b)	Agreements. Schedule G contains a complete and accurate list of all contracts and agreements relating to the Intellectual Property Assets to which RAVEN is a party or by which RAVEN is bound, except for perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which RAVEN is the licensee. To the best knowledge of RAVEN, there are no outstanding or threatened disputes or disagreements with respect to any such agreement.

(c)

Intellectual Property and Know-How Necessary for the Business. Except as set forth in Schedule G, RAVEN is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, and has the right to use without payment to a third party of all the Intellectual Property Assets. Except as set forth in Schedule G, all former and current employees and contractors of RAVEN have executed written contracts, agreements or other undertakings with RAVEN that assign all rights to any inventions, improvements, discoveries, or information relating to the business of RAVEN. No employee, director, officer or shareholder of RAVEN owns directly or indirectly in whole or in part, any Intellectual Property Asset which RAVEN is presently using or which is necessary for the conduct of its business. To the best knowledge of RAVEN, no employee or contractor of RAVEN has entered into any contract or agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than RAVEN.

(d)

Patents. Schedule G contains a complete and accurate list of all Patents owned by RAVEN and material to the conduct of RAVEN’s business as it is currently conducted. Except as set forth in Schedule G, RAVEN is the owner of all right, title, and interest in and to each of the Patents owned by RAVEN, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims. To the knowledge of RAVEN, all of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date. To the knowledge of RAVEN no Patent has been or is now involved in any interference, reissue, re-examination, or opposition proceeding. To the best knowledge of RAVEN, none of the products manufactured and sold, nor any process or know-how used, by RAVEN infringes or is alleged to infringe any patent or other proprietary right of any other person or entity.

(e)

Trademarks. Schedule G contains a complete and accurate list of all Marks and the jurisdiction where the Mark is registered, if applicable. Except as set forth in Schedule G, RAVEN is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims. To the best knowledge of RAVEN, there is no potentially interfering trademark or trademark application of any third party and no Mark is infringed or has been challenged or threatened in any way. To the best knowledge of RAVEN, none of the Marks used by RAVEN infringes or is alleged to infringe any trade name, trademark, or service mark of any third party. All products and materials containing a Mark bear the proper federal or other registration notice where permitted by law.

(f)

Copyrights. Schedule G contains a complete and accurate list of all Copyrights. Except as set forth as Schedule G, RAVEN is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims. To the best knowledge of RAVEN, no Copyright is infringed or has been challenged or threatened in any way and none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g)

Trade Secrets. RAVEN has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets. RAVEN has good title and an absolute right, or has a written license, to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and to the best knowledge of RAVEN, have not been used, divulged, or appropriated either for the benefit of any person or entity or to the detriment of RAVEN. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.18

Employees and Consultants. Except as set forth on Schedule F, all employees and consultants of RAVEN have been paid all salaries, wages, income and any other sum due and owing to them by RAVEN, as at the end of the most recent completed pay period. RAVEN is not aware of any labor conflict with any RAVEN employees that might reasonably be expected to have a RAVEN Material Adverse Effect. To the best knowledge of RAVEN, no employee of RAVEN is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such employee with RAVEN or any other nature of the business conducted or to be conducted by RAVEN.

3.19	Real Property. RAVEN does not own any real or leased property.
3.20

Material Contracts and Transactions. Schedule H attached hereto lists each material contract, agreement, license, permit, arrangement, commitment, instrument or contract to which RAVEN is a party (each, a “Contract”). Each Contract is in full force and effect, and there exists no material breach or violation of or default by RAVEN under any Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Contract by RAVEN. The continuation, validity, and effectiveness of each Contract will in no way be affected by the consummation of the Transaction contemplated by this Agreement. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract.

3.21	Certain Transactions. RAVEN is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

3.22

No Brokers. Except as set forth on Schedule A, RAVEN has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement.

3.23

Completeness of Disclosure. No representation or warranty by RAVEN in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to PubCo pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

4.	REPRESENTATIONS AND WARRANTIES OF PUBCO

PubCo represents and warrants to RAVEN and the Selling Shareholders, and acknowledges that RAVEN and the Selling Shareholders are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of RAVEN or the Selling Shareholders, as follows:

4.1

Organization and Good Standing. PubCo is duly incorporated, organized, validly existing and in good standing under the laws of the state of Nevada and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted. PubCo is qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which it owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a PubCo Material Adverse Effect.

4.2

Authority. PubCo has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “PubCo Documents”) to be signed by PubCo and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the PubCo Documents by PubCo and the consummation by PubCo of the Transaction and Grant Transaction have been duly authorized by its board of directors and shareholders holding a sufficient number of shares and no other corporate or shareholder proceedings on the part of PubCo is necessary to authorize such documents or to consummate the transactions contemplated hereby, including any proxy statements or information statements required to be filed with the SEC. This Agreement and the other PubCo Documents have been duly executed and delivered by PubCo and this Agreement and the other PubCo Documents are the valid and binding obligations of PubCo enforceable in accordance with their respective terms, except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;
(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and
(c)	as limited by public policy.

4.3

Capitalization of PubCo. The entire authorized capital stock and other equity securitiesof PubCo consists of 8,800,000,000 shares of common stock with a par value of $0.001 (the “PubCo Common Stock”). As of the date of this Agreement, there are 52,213,348 shares of PubCo Common Stock issued and outstanding. All of the issued and outstanding shares of PubCo Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations. Except as set forth in Schedule A and as contemplated by the Private Placement, there are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating PubCo to issue any additional shares of PubCo Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from PubCo any shares of PubCo Common Stock as of the date of this Agreement. Additionally, none of the holders of PubCo Common Stock have anti-dilution rights, rights of first refusals, subscription rights or rights to purchase issuances of additional shares of PubCo Common Stock. There are no outstanding contractual commitments (contingent or otherwise) of PubCo to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in PubCo as to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person or entity. There are no agreements purporting to restrict the transfer of the PubCo Common Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the PubCo Common Stock. At the Closing, PubCo will have sufficient authorized and unissued PubCo Common Stock to consummate the transactions contemplated hereby.

4.4	Directors and Officers of PubCo. The duly elected or appointed directors and the duly appointed officers of PubCo are as listed on Schedule E.
4.5

Corporate Records of PubCo. The corporate records of PubCo, as required to be maintained by it pursuant to the Nevada Revised Statutes of the state of Nevada, are accurate, complete and current in all respects, and the minute book of PubCo is, correct and contains all records required by the law of the state of Nevada in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of PubCo.

4.6	Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of this Transaction will:
(a)

conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of PubCo under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PubCo or any of its material property or assets;

(b)	violate any provision of the applicable articles of incorporation, by-laws, or charter documents of PubCo; or
(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to PubCo or any of its material property or assets.
4.7

Validity of PubCo Common Stock Issuable upon the Transaction. The PubCo Shares to be issued to the Selling Shareholders upon consummation of the Transaction in accordance with this Agreement will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued, free and clear of all liens and other encumbrances, fully paid and non-assessable and the issuance thereof is not subject to any pre-emptive or other similar right.

4.8

Actions and Proceedings. There is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the best knowledge of PubCo, threatened against PubCo or its directors which involves any of the business, or the properties or assets of PubCo that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of PubCo taken as a whole (a “PubCo Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a PubCo Material Adverse Effect.

4.9	Compliance.
(a)

PubCo is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of PubCo including, but not limited to, the Securities Act, the Exchange Act, the rules and regulations of the SEC and the rules and regulations of NASDAQ;

(b)	PubCo is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a PubCo Material Adverse Effect;
(c)

PubCo has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of PubCo, threatened, and none of them will be affected in a material adverse manner by the consummation of the Transaction; and

(d)

PubCo has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. PubCo has not received any notice of any violation thereof, nor is PubCo aware of any valid basis therefore.

4.10

Filings, Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by PubCo of the Transaction or the Grant Transaction contemplated by this Agreement to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

4.11

SEC Filings. PubCo has filed all required forms, reports and documents with the SEC since its initial public offering, each of which has complied in all material respects with all applicable requirements of the Securities Act and Exchange Act, and the rules and regulations of the SEC promulgated thereunder (collectively, and as such documents have since the time of their filing been amended, the “PubCo SEC Documents”). PubCo has filed in a timely manner all reports required to be filed with the SEC during the twelve calendar months and any portion of a month immediately preceding the Closing Date. PubCo is now, and as of the Closing Date will be, current in its filings with the SEC. PubCo has delivered to RAVEN and the Selling Shareholders a true and complete copy of the PubCo SEC Documents filed by PubCo with the SEC and NASDAQ. The audited consolidated financial statements and unaudited consolidated interim financial statements of PubCo included in its Annual Reports on Form 10-KSB and its Quarterly Reports on Form 10-QSB, were prepared in accordance with GAAP consistently applied throughout the periods specified therein, are correct and complete, and present fairly, in all material respects, the consolidated financial position and results of operations of PubCo for the periods specified therein, subject in the case of the unaudited consolidated interim financial statements to an absence of footnotes and to normal year-end audit adjustments. The PubCo SEC Documents, this Agreement, the exhibits hereto and any certificates or documents to be delivered to RAVEN and the Selling Shareholders pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

4.12

Financial Representations. Included with the PubCo SEC Documents are true, correct, and complete copies of audited balance sheets for PubCo dated as of December 31, 2006 and unaudited balance sheets for PubCo dated as of June 30, 2007 (the “PubCo Accounting Date”), together with related statements of income, cash flows, and changes in shareholder’s equity for the fiscal year then ended and the six months then ended June 30, 2007 (collectively, the “PubCo Financial Statements”). The PubCo Financial Statements:

(a)	are in accordance with the books and records of PubCo;
(b)	present fairly the financial condition of PubCo as of the respective dates indicated and the results of operations for such periods; and

(c)	have been prepared in accordance with GAAP.

PubCo has not received any advice or notification from its independent certified public accountants that PubCo has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the PubCo Financial Statements or the books and records of PubCo, any properties, assets, liabilities, revenues, or expenses. The books, records, and accounts of PubCo accurately and fairly reflect, in reasonable detail, the assets, and liabilities of PubCo. The books, records, and accounts of PubCo are complete and correct in all material respects and have been maintained in accordance with good business and accounting practices. PubCo has not engaged in any transaction, maintained any bank account, or used any funds of PubCo, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of PubCo.

4.13

Absence of Undisclosed Liabilities. As of the date hereof, PubCo has no debt, obligation or liability of any kind whatsoever, whether direct or indirect, matured or unmatured, absolute, contingent or otherwise and have not heretofore been paid or discharged in full. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to PubCo, its subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by PubCo under applicable securities laws.

As reported on PubCo’s quarterly report on Form 10-QSB for the quarterly period ended June 30, 2007, PubCo had total assets of $26,785, total liabilities of $947,315, and there are no undisclosed and/or contingent liabilities (including all taxes, assessments, and other governmental charges payable by it or levied upon it or its properties, assets, income, or franchises). PubCo also does not have any present liability of any nature, accrued or contingent, of the type required to be reflected on the balance sheet or in appropriate footnotes prepared in accordance with GAAP. At Closing, there will be no change to assets and all liabilities (including undisclosed and/or contingent and taxes) shall be settled and/or paid in full.

4.14	Tax Matters.
(a)	As of the date hereof:
(i)

PubCo has timely filed all tax returns in connection with any Taxes which are required to be filed on or on behalf of PubCo on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to them; and

(ii)	all such returns are true and correct in all material respects;
(b)

PubCo has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof and has established an adequate reserve through the Closing Date for those Taxes not yet due and payable;

(c)	PubCo is not presently under and has not received notice of, any contemplated investigation or audit by the Canada Customs and Revenue Agency or the Internal

Revenue Service or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof and has established an adequate reserve through the Closing Date for those taxes not yet due and payable;

(d)

All Taxes required to be withheld on or prior to the date hereof from employees, independent contractors, creditors, stockholders, or other third parties for income Taxes, social security Taxes, unemployment Taxes and other withholding Taxes required to be withheld by law have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency; and

(e)

The PubCo Financial Statements contain full provision for all Taxes including any deferred Taxes that may be assessed to PubCo for the accounting period ended on the PubCo Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the PubCo Accounting Date or for any profit earned by PubCo on or prior to the PubCo Accounting Date or for which PubCo is accountable up to such date and all contingent liabilities for Taxes have been provided for or disclosed in the PubCo Financial Statements.

(f)

Pubco is not obligated to make any payments nor is it a party to any agreement that under certain circumstances could obligate it to make any payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

(g)

Pubco has not been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was Pubco) and has no liability for the Taxes of any person (other than Pubco) under Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(h)	Pubco is not a party to or bound by any Tax allocation or sharing agreement.
4.15	Absence of Changes. Since the PubCo Accounting Date, and except as contemplated in the Private Placement, PubCo has not:
(a)

incurred any liabilities other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities;

(b)	sold, encumbered, assigned or transferred any fixed assets or properties;
(c)	created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the assets or properties of PubCo to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)

made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)

declared, set aside or paid any dividend or made or agreed to make any other distribution (other than the Private Placement) or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;
(g)	suffered any PubCo Material Adverse Effect;
(h)

received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments;
(j)

increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(k)	entered into transaction other than in the ordinary course of business consistent with past practice;
(l)	any change by PubCo in its accounting methods, principles or practices other than as required by GAAP;
(m)

any transaction with any officer, director or shareholder (including any of their respective family members) or any member or any of their respective Affiliates, other than payments of salary and employee benefits in the ordinary course;

(n)	any change in any material Tax election or any other action with respect to Taxes that is inconsistent with past practices; or
(o)	agreed, whether in writing or orally, to do any of the foregoing.

4.16

Subsidiaries. PubCo does not have any subsidiaries other than PubCo’s Operating Subsidiary, or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations. PubCo owns, directly or indirectly, 80% of the issued and outstanding capital stock of PubCo’s Operating Subsidiary, beneficially and of record, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims. All of the outstanding shares of capital stock of PubCo’s Operating Subsidiary have been duly authorized and validly issued, and are fully paid, nonassessable and free and clear of all liens, security interests, charges, encumbrances, and other adverse claims. There are no options, warrants or rights to purchase shares of capital stock or other securities of PubCo’s Operating Subsidiary issued or outstanding, nor is PubCo’s Operating Subsidiary obligated in any other manner to issue shares of its capital stock or other securities. PubCo does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock, or any other equity or similar interest, in any person, nor is PubCo, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

4.17

Personal Property. There are no equipment, furniture, fixtures and other tangible personal property and assets owned or leased by PubCo. PubCo has good and marketable title to all of its assets as shown on the PubCo Financial Statements and all other assets reflected in PubCo’s books and records as being owned by PubCo free and clear of liens, claims and encumbrances. All such assets are in reasonably good condition (normal wear and tear excepted).

4.18

Employees and Consultants. Neither PubCo nor PubCo’s Operating Subsidiary has any employees or consultants, and, as of the Closing Date, each former (and present) employee, consultant, director and officer of PubCo and PubCo’s Operating Subsidiary shall have executed a full and final release in favor of PubCo and RAVEN.

4.19

Material Contracts and Transactions. PubCo has delivered to RAVEN, prior to the date of this Agreement, true, correct and complete copies of all material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which PubCo is a party. PubCo has no material contract, agreement, license, permit, arrangement, commitment, instrument or contract to which PubCo is a party (each, a “PubCo Contract”). Each PubCo Contract is in full force and effect, and there exists no material breach or violation of or default by PubCo under any PubCo Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Contract by PubCo. The continuation, validity, and effectiveness of each PubCo Contract will in no way be affected by the consummation of the Transaction contemplated by this Agreement. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any PubCo Contract.

4.20

No Brokers. PubCo has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement or the Private Placement.

4.21

Completeness of Disclosure. No representation or warranty by PubCo in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to RAVEN pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

4.22	Public Company Status. PubCo is, on the date hereof, and on the Closing Date will continue to be, a reporting issuer pursuant to the Securities and Exchange Act.
4.23

Trading. PubCo Common Stock are currently quoted for trading on the NASDAQ Over-the-Counter Bulletin Board (“OTCBB”), under the trading symbol “RVBF”, and PubCo has received no notice that it is subject to being delisted therefrom and there is no basis for any such action to delist. PubCo has at least two market makers. As of the Closing Date, Pubco will be listed for trading on the OTCBB with at least two market makers.

4.24

Investment Company. PubCo is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.25

Employee Benefits. PubCo has no employee benefit plans, defined compensation plans, or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided to PubCo.

4.26	Environmental and Safety Matters.
(a)	PubCo has at all times been and is in compliance with all environmental Laws applicable to PubCo; and
(b)

there are no proceedings pending or threatened against PubCo alleging the violation of any Environmental Law or Environmental Permit applicable to PubCo or alleging that PubCo is a potentially responsible party for any environmental site contamination.

4.27	Certain Transactions. PubCo is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.
4.28

Disclosure. PubCo confirms that neither it nor any person acting on its behalf has provided any of its stockholders, any of the Selling Shareholders or their respective agents or counsel with any information that PubCo believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by PubCo under a current report on Form 8-K filed within four business days after the Closing or a Schedule 14f-1. PubCo understands and confirms that RAVEN and the Selling Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of PubCo. All disclosure provided to the RAVEN and the Selling Shareholders regarding PubCo, its business and the transactions contemplated hereby, furnished by or on behalf of PubCo (including PubCo’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.29

Related Party Transactions. Neither PubCo nor any Affiliate of PubCo has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to the Company. Neither PubCo, any Affiliate of PubCo nor any officer or employee of any of them (i) owns any direct or indirect interest in any kind in, or controls or is a director, officer, employee or partner of, consultant to, or lender to or borrower from or has the right to participate in the profits of, any person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of PubCo, (B) engaged in a business related to the business of PubCo, or (C) a participant in any transaction to which PubCo is a party or (ii) is a party to any Contract with PubCo.

4.30

Patriot Act. PubCo certifies that it has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. PubCo hereby acknowledges that the Selling Shareholders seek to comply with all applicable laws concerning money laundering and related activities. In furtherance of these efforts, PubCo hereby represents, warrants and agrees that: (i) none of the cash or property owned by PubCo has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by PubCo has, and this Agreement will not, cause PubCo to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

4.31

Investment Intention. PubCo is acquiring the Raven Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. PubCo understands that the Raven Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.	CLOSING CONDITIONS
5.1

Conditions Precedent to Closing by PubCo. The obligation of PubCo to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below. The Closing will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of PubCo and may be waived by PubCo in its sole discretion.

(a)	Representations and Warranties. The representations and warranties of RAVEN set forth in this Agreement will be true, correct and complete in all material respects as of the Closing Date.
(b)

Performance. All of the covenants and obligations that RAVEN and the Selling Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(c)

Transaction Documents. This Agreement, the RAVEN Documents and all other documents necessary or reasonably required to consummate the transactions contemplated by this Agreement, all in form and substance reasonably satisfactory to PubCo, will have been executed and delivered to PubCo.

(d)	Secretary’s Certificate – RAVEN. PubCo will have received a certificate from the Secretary of RAVEN attaching:
(i)	a copy of RAVEN’s articles, bylaws and all other incorporation documents, as amended through the Closing Date; and
(ii)	copies of resolutions duly adopted by the board of directors of RAVEN approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.
(e)

Legal Opinion – RAVEN. PubCo will have received an opinion, dated as of the Closing Date, from counsel for RAVEN, and such other local or special counsel as is appropriate, all of which opinion will be in the form and substance reasonably satisfactory to PubCo and its counsel.

(f)	Third Party Consents. PubCo will have received duly executed copies of all third party consents and approvals contemplated by this Agreement, in form and substance reasonably satisfactory to PubCo.
(g)

Private Placement Financing. PubCo will have received a minimum of $2,500,000.00 proceeds pursuant to the Private Placement prior to Closing, and all such Subscription Proceeds shall have been deposited pursuant to an escrow agreement, the terms of which shall be reasonably acceptable to PubCo, and shall remain deposited in escrow. All amounts received in the escrow account above $1,625,000.00 and until $2,500,000.00 shall be transferred to repay the Convertible Loan Agreement listed in Schedule F, if so required under the Convertible Loan Agreement immediately upon closing.

(h)	No Action. No suit, action, or proceeding will be pending or threatened which would:
(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or
(ii)	cause the Transaction to be rescinded following consummation.
(i)	Outstanding Shares. RAVEN will have no more than 1,000 shares of RAVEN Common Stock issued and outstanding on the Closing Date.
(j)

Due Diligence Generally. PubCo will be reasonably satisfied with its due diligence investigation of RAVEN that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transaction, including:

(i)	materials, documents and information in the possession and control of RAVEN and the Selling Shareholders which are reasonably germane to the Transaction;
(ii)	a physical inspection of the assets of RAVEN by PubCo or its representatives; and
(iii)	title to the material assets of RAVEN.
(k)

Compliance with Securities Laws. PubCo will have received evidence satisfactory to PubCo that the PubCo Shares issuable in the Transaction will be issuable without registration pursuant to the Securities Act in reliance on an exemption from the registration requirements of the Securities Act provided by Regulation D. In order to establish the availability of the safe harbor from the registration requirements of the Securities Act for each issuance of PubCo Shares to each Selling Shareholder, RAVEN will deliver to PubCo on Closing, an Accredited Investor Investment Letter executed by each Selling Shareholder in accordance with Rule 506 of Regulation D of the Securities Act.

5.2

Conditions Precedent to Closing by RAVEN. The obligation of RAVEN and the Selling Shareholders to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below. The Closing will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of RAVEN and the Selling Shareholders and may be waived by RAVEN and the Selling Shareholders in their discretion.

(a)	Representations and Warranties. The representations and warranties of PubCo and Grant set forth in this Agreement will be true, correct and complete in all material respects as of the Closing Date.
(b)

Performance. All of the covenants and obligations that PubCo and Grant is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(c)

Transaction Documents. This Agreement, the PubCo Documents and all other documents necessary or reasonably required to consummate the Transaction and Grant Transaction, all in form and substance reasonably satisfactory to RAVEN, will have been executed and delivered by PubCo and Grant.

(d)	Secretary’s Certificate - PubCo. RAVEN will have received a certificate from the Secretary of PubCo attaching:
(i)	a certified copy of PubCo’s articles of incorporation, as amended through the Closing Date from the Secretary of State of the state of Nevada and a certified copy of PubCo’s by-laws; and
(ii)	copies of resolutions duly adopted by the board of directors of PubCo approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Transaction and Grant Transaction.

(e)

Legal Opinion – PubCo. RAVEN will have received a legal opinion, dated as of the Closing Date, from counsel for PubCo, and such other local or special legal counsel as is appropriate, all of which opinion shall be in the form and substance reasonably satisfactory to RAVEN and its counsel.

(f)

Third Party Consents. RAVEN will have received from PubCo duly executed copies of all third-party consents, permit, authorisation, consent and approvals of any public, regulatory or governmental body or authority or person or entity contemplated by this Agreement, in form and substance reasonably satisfactory to RAVEN.

(g)

Private Placement. The Private Placement will have occurred prior to Closing resulting in net proceeds of at least $2,500,000.00, and all such Subscription Proceeds shall have been deposited pursuant to an escrow agreement, the terms of which shall be reasonably acceptable to RAVEN. All amounts received in the escrow account above $1,625,000.00 and until $2,500,000.00 shall be transferred to repay the Convertible Loan Agreement listed in Schedule F, if so required under the Convertible Loan Agreement immediately upon closing.

(h)	No Material Adverse Change. No PubCo Material Adverse Effect will have occurred since the date of this Agreement.
(i)

No Action. No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or
(ii)	cause the Transaction to be rescinded following consummation.
(j)

Outstanding Shares. On the Closing Date, PubCo will have no more than 38,500,000 shares of PubCo Common Stock issued and outstanding, after the issuance of the Private Placement Shares and after the cancellation of the Grant Shares as contemplated by this Agreement.

(k)

Public Market. On the Closing Date, the shares of PubCo Common Stock will be quoted on the OTCBB with at least two market makers and no reason shall exist as to why such status shall not continue immediately following the Closing.

(l)

Due Diligence Review of Financial Statements. RAVEN and its accountants will be reasonably satisfied with their due diligence investigation and review of the PubCo Financial Statements, the PubCo SEC Documents, and the contents thereof, prepared in accordance with GAAP.

(m)

Due Diligence Generally. RAVEN will be reasonably satisfied with their due diligence investigation of PubCo that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transaction.

(n)	Resignations and Releases. RAVEN will have received the undated written resignations and releases of the directors and officers of PubCo, in form and substance reasonably satisfactory to RAVEN.
(o)

Change in Directors. RAVEN will have received a signed directors resolution appointing five new directors to the board of directors of PubCo three of whom will be designated by the Selling Shareholders and the two designated by PubCo shall be subject to Selling Shareholder approval which will not be unreasonably withheld, which, when appointed, will represent all of PubCo’s board of directors, effective ten days after the filing of a Schedule 14f-1 in connection with the Transaction.

(p)

Sale of Current Operations. Grant and PubCo will have completed the purchase and sale of all of the outstanding stock of PubCo’s Operating Subsidiary or terms reasonably satisfactory to RAVEN in exchange for his Grant Shares and PubCo shall have no debt, obligation or liability, matured or unmatured, absolute, contingent or otherwise, which has not heretofore been paid or discharged in full.

(q)	Cancellation of Grant Stock. Grant will have surrendered the Grant Shares and agreed to the cancellation of the Grant Shares on Closing.
(r)

Releases. Each former (and present) employee, consultant, director and officer of PubCo and PubCo’s Operating Subsidiary shall have executed and delivered to PubCo a full and final release in a form acceptable to RAVEN.

(s)	Tax Matters. RAVEN shall have reasonable satisfaction that PubCo’s sale of the PubCo Operating Subsidiary will not result in any adverse federal or state income tax consequences to PubCo or RAVEN.
(t)	Left Intentionally Blank
(u)

Registration Rights Agreement. PubCo shall have executed and delivered a Registration Rights Agreement providing for “piggy-back” registration rights to the Selling Shareholders to register the PubCo Shares.

(v)	Raven Financial Statement. RAVEN shall have completed to PubCo’s satisfaction the RAVEN Financial Statement.
(w)

Form 8-K. The Current Report on Form 8-K, which PubCo is required to file with the SEC within four business days of the Closing of the Transaction to describe the Transaction, among other items, shall be in a form and substance reasonably satisfactory to RAVEN and the Selling Shareholders prior to filing.

(x)

Schedule 14f-1. Schedule 14f-1, which PubCo is required to file with the SEC prior to the time the new PubCo Board of Directors are appointed, shall be in a form and substance reasonably satisfactory to RAVEN and the Selling Shareholders prior to filing.

(y)	No liabilities. PubCo shall have no liabilities on the Closing Date.
6.	ADDITIONAL COVENANTS OF THE PARTIES
6.1

RAVEN Audited Financial Statements. At Closing, RAVEN will provide PubCo with true, correct, and complete audited balance sheets for RAVEN, together with related statements of income, cash flows, and changes in shareholder’s equity for the period ended September 30, 2007 (collectively, the “RAVEN Financial Statements”). Notwithstanding any statement to the contrary in this Agreement, this covenant will survive Closing and continue in full force and effect until satisfied. The RAVEN Financial Statements:

(a)	will be prepared in accordance with the books and records of RAVEN;
(b)	present fairly the financial condition of RAVEN as of the respective dates indicated and the results of operations for such periods; and
(c)	will be prepared in accordance with GAAP.
6.2

Notification of Financial Liabilities. RAVEN will immediately notify PubCo in accordance with section 10.6 hereof, if RAVEN receives any advice or notification from its independent certified public accounts that RAVEN has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books, records, and accounts of RAVEN, any properties, assets, liabilities, revenues, or expenses. Notwithstanding any statement to the contrary in this Agreement, this covenant will survive Closing and continue in full force and effect.

6.3

Confidentiality. All information regarding the business of RAVEN including, without limitation, financial information that RAVEN provides to PubCo during PubCo’s due diligence investigation of RAVEN will be kept in strict confidence by PubCo and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by PubCo or disclosed to any third party (other than PubCo’s professional accounting and legal advisors) without the prior written consent of RAVEN. Likewise, all information regarding the business of PubCo including, without limitation, financial information that PubCo provides to RAVEN during its due diligence investigation of PubCo will be kept in strict confidence by RAVEN and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by RAVEN or disclosed to any third party (other than RAVEN’s professional accounting and legal advisors) without PubCo’s prior written consent.

6.4

Notification. Each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this

Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules relating to such party, such party will promptly deliver to the other parties a supplement to the Schedules specifying such change. During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenant in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

6.5

Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to this Agreement, RAVEN and PubCo will not, directly or indirectly solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business), or any of the capital stock of RAVEN or PubCo, as applicable, or any merger, consolidation, business combination, or similar transaction other than as contemplated by this Agreement.

6.6

Public Announcements. PubCo and RAVEN each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their reasonable consent to such announcement.

6.7	Employment Agreements. RAVEN will have made necessary arrangements to employ all of the employees of RAVEN reasonably necessary to operate such business substantially as presently operated.
6.8

PubCo Board of Directors. Immediately upon the Closing, the current director of PubCo will adopt resolutions appointing five new directors to the board of directors for PubCo three of whom will be designated by the Selling Shareholders and two designated by PubCo shall be subject to Selling Shareholder approval which shall not be unreasonably withheld which appointments will be effective ten days after the filing of a Schedule 14f-1 in connection with the Transaction. PubCo will prepare and file a Schedule 14f-1 information statement with the SEC as required under the Exchange Act in connection with the change of directors arising in connection with the completion of the Transaction.

6.9

Sale of PubCo Operating Subsidiary and Cancellation of Grant Shares. Grant and PubCo will take all actions necessary to complete the Grant Transaction. Pursuant therewith, Grant shall deliver for cancellation the Grant Shares to PubCo on the Closing Date.

7.	CLOSING
7.1	Closing. The Closing shall take place on the Closing Date at 10:00 a.m. local time at the offices of the lawyers for PubCo or at such other location as agreed to by the parties.

Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for RAVEN and PubCo, provided such undertakings are satisfactory to each party’s respective legal counsel.

7.2

Closing Deliveries of RAVEN and the Selling Shareholders. At Closing, RAVEN and the Selling Shareholders will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to PubCo:

(a)	copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of RAVEN evidencing approval of this Agreement and the Transaction;
(b)

if any of the Selling Shareholders appoint any person, by power of attorney or equivalent, to execute this Agreement or any other agreement, document, instrument or certificate contemplated by this agreement, on behalf of the Selling Shareholder, a valid and binding power of attorney or equivalent from such Selling Shareholder;

(c)	share certificates representing the RAVEN Shares as required by Section 2.5 of this Agreement, duly endorsed for transfer to PubCo;
(d)	Left Intentionally Blank
(e)	all certificates and other documents required by Section 5.1 of this Agreement;
(f)	a certificate of an officer of RAVEN, dated as of Closing, certifying that:
(i)	each covenant and obligation of RAVEN that is required to perform or to comply with pursuant to this Agreement at or prior to Closing has been complied with in all material respects; and
(ii)	each representation, warranty of RAVEN is true, correct and complete in all material respects at the Closing as if made on and as of the Closing; and
(g)	the RAVEN Documents and any other necessary documents, each duly executed by RAVEN, as required to give effect to the Transaction.
7.3	Closing Deliveries of PubCo. At Closing, PubCo will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to RAVEN:
(a)

copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of PubCo evidencing approval of this Agreement and the transactions contemplated in this Agreement, including the sale of PubCo’s Operating Subsidiary;

(b)	share certificates representing the PubCo Shares to the Selling Shareholders in the amounts as set out in Schedule A;
(c)	evidence of the closing of the Private Placement and the closing of the Grant Transaction, which Private Placement and Grant Transaction shall both occur prior to the Closing;
(d)	share certificates representing the Grant Shares and a consent to the cancellation of the Grant Shares, duly executed by Grant;
(e)	all certificates and other documents required by Section 5.2 of this Agreement;
(f)	a certificate of an officer of PubCo, dated as of Closing, certifying that:
(i)	each covenant and obligation of PubCo that is required to perform or to comply with pursuant to this Agreement at or prior to Closing has been complied with in all material respects; and
(ii)	each representation, warranty and covenant of PubCo is true, correct and complete in all material respects at the Closing as if made on and as of the Closing;
(g)	undated written resignation of the directors and officers of PubCo, in the form and substance reasonably satisfactory to RAVEN;
(h)	the PubCo Documents and any other necessary documents, each duly executed by PubCo, as required to give effect to the Transaction; and
(i)	the resolution required by Section 5.2(o) of this Agreement.
8.	INDEMNIFICATION, REMEDIES, SURVIVAL
8.1

Certain Definitions. For the purposes of this Article 9, the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by PubCo or RAVEN including damages for lost profits or lost business opportunities; provided, however, that if PubCo, RAVEN or either of the Selling Shareholders is held liable to a third party for any indirect, consequential or punitive damages and a indemnifying party is obligated to indemnify PubCo, RAVEN or either of the Selling Shareholders pursuant to Article 8 for the matter that gives rise to such damages, then such indemnifying party shall be liable for, and obligated to reimburse the indemnified party for such Losses.

8.2

Agreement of RAVEN to Indemnify. RAVEN will indemnify, defend, and hold harmless PubCo and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by PubCo and its shareholders by reason of, resulting from, based upon or arising out of:

(a)

the breach by RAVEN of any representation or warranty of RAVEN contained in or made pursuant to this Agreement, any RAVEN Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the breach or partial breach by RAVEN of any covenant or agreement of RAVEN made in or pursuant to this Agreement, any RAVEN Document or any certificate or other instrument delivered pursuant to this Agreement.

8.3

Agreement of PubCo to Indemnify. PubCo will indemnify, defend, and hold harmless RAVEN and the Selling Shareholders from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by RAVEN and the Selling Shareholders by reason of, resulting from, based upon or arising out of:

(a)

the breach by PubCo of any representation or warranty of PubCo contained in or made pursuant to this Agreement, any PubCo Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the breach or partial breach by PubCo of any covenant or agreement of PubCo made in or pursuant to this Agreement, any PubCo Document or any certificate or other instrument delivered pursuant to this Agreement.

(c)

(i) all Taxes (or the non-payment thereof) of Pubco for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes but does not end on the Closing Date, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Pubco is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, and (iii) any and all Taxes of any person (other than Pubco) imposed on Pubco as a transferee or successor, by contract or pursuant to any law, rule, or regulation, with Taxes related to an event or transaction occurring before the Closing.

8.4

Agreement of Grant to Indemnify. Grant will indemnify, defend, and hold harmless RAVEN, PubCo and the Selling Shareholders from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by RAVEN, PubCo and the Selling Shareholders by reason of, resulting from, based upon or arising out of (i) the breach or partial breach by Grant of any covenant or agreement of Grant or made in or pursuant to this Agreement or any of the transaction documents evidencing the sale of PubCo’s Operating Subsidiary to Grant, (ii) any liabilities of PubCo’s Operating Subsidiary, or (iii) or any tax liabilities of either PubCo or PubCo's Operating Subsidiary arising out of or related to the sale of the stock of PubCo's Operating Subsidiary to Grant.

9.	TERMINATION.
9.1	Termination by RAVEN.

(a)          This Agreement may be terminated at any time prior to the Closing by RAVEN, if there has been one or more breaches by PubCo or Grant of any representations, warranties, covenants, or agreements contained in this Agreement which would entitle RAVEN not to close pursuant to Section 5.2; provided however, that RAVEN may not terminate this Agreement pursuant to this Section unless, within ten (10) days of becoming aware of such breach, RAVEN has given written notice of such breach to PubCo and/or Grant, as applicable and has provided such party with thirty (30) days to cure such breach.

(b)          This Agreement may be terminated at anytime prior to the Closing by RAVEN, at its option and without notice to PubCo or an opportunity for PubCo to cure, if PubCo has not, within fifteen days of the execution of this Agreement, completed a private offering of its common stock to investors with aggregate proceeds to be received in an amount not less than $2,500,000.00, and such Subscription Proceeds placed in an escrow agreement on terms reasonably acceptable to RAVEN.

9.2          Termination by PubCo. This Agreement may be terminated at any time prior to the Closing by PubCo, if there has been one or more breaches by RAVEN or either of the Selling Shareholders of any representations, warranties, covenants, or agreements contained in this Agreement which would entitle PubCo not to close pursuant to Section 5.1; provided however, that PubCo may not terminate this Agreement pursuant to this Section unless, within ten (10) days of becoming aware of such breach, PubCo has given written notice of such breach to RAVEN and/or the Selling Shareholders, as applicable and has provided such party with thirty (30) days to cure such breach.

9.3          Effect of Termination and Abandonment. In the event of termination of the Agreement pursuant to this Article IX, the terminating party shall give written notice thereof as promptly as practicable to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated herein shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein: (a) there shall be no liability or obligation on the part of any of the parties hereto or any of their respective officers and directors, and all obligations of the parties shall terminate, except for the obligations of the parties pursuant to Section 10 of this Agreement provided, however, that a party who is in material breach of its representations, warranties, covenants or agreements set forth in this Agreement shall be liable for damages occasioned by such breach, including, without limitation, any expenses incurred by the other parties in connection with this Agreement and the transactions contemplated hereby and (b) all filings, applications, and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or person to which made.

10.	MISCELLANEOUS PROVISIONS
10.1

Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake. The representations, warranties and agreements will survive the Closing Date and continue in full force and effect until two years after the Closing Date, provided that the representations, warranties and agreements in Sections 3.14, 4.14, 8.3(c) and 8.4 shall survive the Closing Date and continue in full force and effect until the expiration of any applicable statutes of limitations plus sixty days.

10.2

Further Assurances. Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

10.3	Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.
10.4

Expenses. Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transaction contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.

10.5

Entire Agreement. This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

10.6

Notices. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to RAVEN or any of the Selling Shareholders:

Raven Biofuels International Corporation

2818 Robinhood Street

Houston, Texas, USA 77005

Attention: Thomas W. Sloop

Telephone: 713-218-7135

With a copy (which will not constitute notice) to:

Locke Liddell & Sapp PLLC

401 Ninth Street, N.W.

Suite 400

Washington, DC 20004

Attention: Thomas Knight

Telephone: 202-220-6922

If to PubCo or Grant

Auto Photo Technologies Inc.

#6 – 260 East Esplanade

North Vancouver, British Columbia, Canada V7L 1A3

Attention: Ian Grant

Telephone: (604) 884-0400

With a copy (which will not constitute notice) to:

Clark Wilson LLP, Barristers & Solicitors

Suite 800 – 885 W. Georgia Street

Vancouver, B.C. V6C 3H1

Attention: Bill Macdonald

Telephone: (604) 643-3118

Fax: (604) 687-6314

All such notices and other communications will be deemed to have been received:
(a)	in the case of personal delivery, on the date of such delivery;
(b)	in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;
(c)	in the case of delivery by internationally-recognized express courier, on the business day following dispatch; and
(d)	in the case of mailing, on the fifth business day following mailing.
10.7	Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.8	Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.
10.9	Assignment. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.
10.10	Governing Law. This Agreement will be governed by and construed in accordance with the laws of state of Delaware applicable to contracts made and to be performed therein.
10.11

Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

10.12	Gender. All references to any party will be read with such changes in number and gender as the context or reference requires.
10.13

Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.14	Fax Execution. This Agreement may be executed by delivery of executed signature pages by fax and such fax execution will be effective for all purposes.
10.15	Schedules and Exhibits. The schedules and exhibits are attached to this Agreement and incorporated herein.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

AUTO PHOTO TECHNOLOGIES INC.

By:	Ian. S. Grant
Authorized Signatory
Name: Ian S. Grant
Title:	President

RAVEN BIOFUELS INTERNATIONAL CORPORATION

By:	Thomas W. Sloop
Authorized Signatory
Name: Thomas W. Sloop
Title:	Chief Executive Officer

SIGNED, SEALED and DELIVERED

by THOMAS W. SLOOP in the presence of:

/s/ Thomas W. Sloop	/s/ Thomas W. Sloop
Signature	THOMAS W. SLOOP, Individually

Thomas W. Sloop

Print Name

2818 Robinhood St

Address

Houston, Tx 77005

Chief Executive Officer

Occupation

SIGNED, SEALED and DELIVERED by

NICHOLAS DeVITO in the presence of:

/s/ Nicholas DeVito	/s/ Nicholas DeVito
Signature	NICHOLAS DeVITO, Individually

Nicholas DeVito

Print Name

9 Ski Hill Drive

Address

Bedminster, NJ 07921

Chief Operating Officer

Occupation

SIGNED, SEALED and DELIVERED by

IAN GRANT in the presence of:

___________________________________	/s/ Ian S. Grant
Signature	IAN GRANT, Individually
___________________________________

Print Name

___________________________________

Address

___________________________________

___________________________________

Occupation